Exhibit 3.178
Gerardo Fco. Saavedra Silva
Commercial Notary Public No. 50 in and for the Federal District
PUBLIC INSTRUMENT No. ONE THOUSAND FIVE HUNDRED SIXTEEN
In Mexico City, Federal District on this day September twenty-seventh, two thousand eleven, I, GERARDO FRANCISCO SAAVEDRA SILVA, Commercial Notary Public number Fifty in and for Mexico City, Federal District, hereby certify the change of corporate name of Central de Bolsas, Sociedad de Responsabilidad Limitada de Capital Variable (a limited liability corporation) for PACTIV FOODSERVICE MÉXICO, SOCIEDAD DE RESPONSABILIDAD LIMITADA DE CAPITAL VARIABLE (a limited liability corporation), as a result of the formalization of the minutes of the meeting of partners of such corporation held on same date, i.e. September twenty-seventh, two thousand eleven, which was held upon request of Ms. Silvia Ema Roldán Gregory, acting in her capacity as special representative thereof, under the following whereas and clauses:
WHEREAS
ONE.- By means of a notarial instrument number two hundred forty two, dated August fourteen, nineteen eighty five, granted before Mr. Rubén Alvarez Contreras, Esq., notary public number fifty six in and for the City of Guadalajara, Jalisco, Mexico, recorded before the Public Registry of Commerce of the City of Guadalajra, Jalisco, under numbers one hundred thirty-five — one hundred thirty six, volume one hundred seventy-seven, first book, it was certified the incorporation of CENTRAL DE BOLSAS, SOCIEDAD ANONIMA DE CAPITAL VARIABLE (a business corporation).
TWO.- By means of notarial instrument number one thousand five hundred sixty nine, dated September twenty-eighth, nineteen eighty nine, granted before Mr. Miguel Rábago Preciado, Esq., notary public number forty two in and for the City of Guadalajara, Jalisco, recorded before the Public Registry of Commerce of the City of Guadalajara, Jalisco, under number one hundred forty-seven, volume three hundred twenty seven, first book, it was certified the increase to fixed portion and variable portion of capital stock.
THREE.- By means of a notarial instrument number eighteen thousand four hundred eighty one, dated April twenty-second, nineteen ninety two, granted before Mr. Miguel Rábago Preciado, Esq., notary public number forty two in and for the City of Guadalajara,

Jalisco, recorded before the Public Registry of Commerce of the City of Guadalajara, Jalisco, under number three hundred fifteen, volume four hundred thirty three, first book, it was certified the increase to fixed portion and variable portion of capital stock.
     FOUR.- By means of a notarial instrument number four thousand ninety one, dated June twentieth, nineteen ninety six, granted before Mr. Antonio García Medina, Esq., notary public number thirty four in and for the City of Guadalajara, Jalisco, recorded before the Public Registry of Commerce of the City of Guadalajara, Jalisco, under number twenty eight, volume six hundred twelve, first book, it was certified the extension of corporate purposes.
     FIVE.- By means of a notarial instrument number eight hundred thirty eight, dated December fifth, two thousand three, granted before Mr. Jaime Maytorena Martínez Negrete, Esq., notary public number eighty six in and for the City of Guadalajara, Jalisco, recorded before the Public Registry of Commerce of the City of Guadalajara, Jalisco, under commercial folio number two thousand three hundred thirty two, it was certified the amendment to entire by-laws of the corporation.
     SIX.- By means of a notarial instrument number fifteen thousand eight hundred ninety, dated October twenty-first, two thousand ten, granted before Mr. Pablo González Vázquez, Esq., notary public number thirty five in and for the City of Zapopan, Jalisco, recorded before the Public Registry of Commerce of the City of Guadalajara, Jalisco, under electronic commercial folio number two thousand three hundred thirty two, it was certified the transformation of the corporation from a SOCIEDAD DE RESPONSABILIDAD LIMITADA DE CAPITAL VARIABLE (a limited liability corporation), amending the entire by-laws of the corporation. Such notarial instrument certifies that corporate name is Central de Bolsas, Sociedad de Responsabilidad Limitada de Capital Variable, corporate address is located in Metropolitan Area of Guadalajara, Jalisco, duration ninety-nine years, minimum fixed capital stock in the amount of fifty thousand Mexican Pesos, unlimited variable capital stock, foreign shareholder admission clause and the corporate purposes are: (i) the manufacture, production, processing, maquila (in-bond), import, export, distribution, consignment or marketing of polyethylene, polystyrene and polypropylene products and other petrochemical products, as well as components, ingredients and elements necessary for the production of such materials.- (ii) The purchase, sale, commodatum, lease, commissioning, representation, import, export, distribution, consignment, manufacturing, production, processing, maquila and marketing of all kind of merchandise, goods, products, articles and accessories available in trade.- (iii) To promote, incorporate, otherwise associate, exploit and participate in the capital stock and patrimony of all kind of business corporations, partnerships, associations and industrial, commercial, service and other type of companies, both domestic and foreign, as well as participate in the management, dissolution and liquidation thereof.- (iv) The acquisition, alienation and in general the negotiation with all type of shares, partnership interests and any other negotiable instrument or security permitted by law.- (v) The issuance, subscription, acceptance, endorsement, bonding, to grant securities and guarantees of any type of negotiable instruments and/or credit operations or security and/or any other civil or commercial operation and negotiation as may be allowed.- (vi) To obtain and grant loans, grant and receive specific guarantees, to issue liabilities, accept, draw, endorse and guarantee all type of negotiable instruments and to grant bonds or guarantees of any type regarding any obligations assumed.- (vii) The Corporation may grant guarantees and jointly bind itself for and to third parties.- (viii) To acquire, alienate, as well as to take and grant the use or enjoyment of real estate or personal property by any means permitted by law.- (ix) To distribute, possess, obtain or allow the use by any means of patents, trademarks, trade names, designs, options and preferences, copyrights and concessions of any type of activities permitted by law.- (x) To contract technical, counseling and advisory services, even administration, engineering, accounting, marketing or any other services, as well as to initiate any type of lawful businesses and enter into any agreements or covenants regarding such purposes.- (xi) To engage in any commissioning, distribution, mediation and accept performance of agency and intermediation activities of any type.- (xii) The development, performance and render any type of activities regarding the so-called “services” that may be carried out according to laws by virtue of its nationality and of its shareholders.- (xiii) To obtain loans or credits necessary to comply with the corporate purposes, even in favor of third parties and in general to carry out or comply with the corporate purposes of the Corporation. To carry out any formalities with the three level entities of Public Administration. To place in stock exchange all type of financial instruments permitted by competent authorities, as well as the creation of capital goods through the investment or placement of liquid assets.- (xiv) The construction, purchase-sale, management, lease, use, litification (sic), fractioning, acquisition and mortgage or urban, suburban or rustic real estate properties, residences, buildings, condominiums, as well as the promotion, design, decoration and project; planning, development and administration, maintenance and repairing, decoration and design of any type of condominiums or malls, the preparation of engineering and architectural projects in general, the preparation of all type of work agreements with federal, state, municipal, government-owned entities and private companies, as well as combined-capital companies, counseling, management and supervision of all type of real estate promotions taking part in all stages thereof, as well as to render any services as may be necessary both in works and in sale; the counseling, promotion, development and industrial, commercial, tourist, service administration; acquisition, purchase-sale, distribution, import and export of all type of material, articles, products, items, tools suitable for construction, as well as the manufacturing, acquisition and lease of machinery necessary to carry out such purposes; as well as to carry out any legal acts as may be necessary to carry out the activities of its corporate purposes, even to grant loans to third parties with the purpose to fund the commercial transactions carried out with the Corporation.- (xv) To contract all type of benefits and services, as well as accept and confer commissions and obtain, by any means, patents, trademarks, industrial names, trade names, options and preferences, industrial property rights and concessions of all class of activities.
I hereinafter transcribe the pertinent portion of such instrument:
“... SECTION THIRTEENTH.- MEETING OF SHAREHOLDERS... The meeting of shareholders is the supreme governing body of the Corporations. The resolutions of the meeting shall be mandatory for all shareholders, even for those absent or dissident... The shareholders shall, at any meeting, have the following powers.... (8) To amend the articles of incorporation... (12) Any other powers conferred upon them according to law or the Articles of Incorporation. Any meeting of shareholders will be valid even without previous Notice of Meeting if all shares of capital stock are represented thereat... All the meetings of shareholders shall be held at the corporate address of the Corporation... Quorum shall be constituted at the meetings of shareholders in the original notice of meeting, if at least fifty one percent (51%) shares of capital stock of the Corporation is represented thereat... The resolutions adopted by the meeting of shareholders in the original notice of meeting shall be adopted by majority vote of shareholders representing at least fifty one percent (51%) shares of capital stock of the Corporation... The meetings shall be presided over by the Chairman of the Board of Directors or the sole general manager. In the absence of the Chairman of the Board of Directors or the sole general manager, the meeting shall be presided over by the person designated by shareholders present thereat... The Secretary of the meetings shall be the Secretary of the Board of Directors. In the absence of the

Secretary of the Board of Directors or if the Corporation’s business and affairs are managed by a sole general manager, the meeting shall designate as secretary of the meeting any of the shareholders present thereat... The minutes of the meetings will be signed by the chairperson of the meeting, the secretary of the meeting and by all shareholders present thereat... The resolutions adopted without a meeting by unanimous vote of shareholders representing all voting shares, if any, shall, for any legal purposes it may be deemed appropriate, be valid as if adopted in a meeting duly held...”
SEVEN.- The appearing party submitted before the undersigned a three-page document with text just in front side, containing the minutes of the meeting of shareholders of CENTRAL DE BOLSAS, SOCIEDAD DE RESPONSABILIDAD LIMITADA DE CAPITAL VARIABLE, dated September twenty-seventh, two thousand eleven, the pertinent portion of which I hereinafter transcribe:
“RESOLUTIONS ADOPTED BY UNANIMOUS VOTE OF SHAREHOLDERS.- In Guadalajara, Jalisco, at 11:00 a.m. on September 27, 2011, at the corporate address of Central de Bolsas, S. de R.L. de C.V. (the “Corporation”) met the shareholders of the Corporation to hold a meeting of shareholders.- Ms. Silvia Ema Roldán Gregory presided over the meeting assisted by Mr. Fermín Reyna Urrutia acted as Secretary. Once the Scrutineer make the computation of votes, he notified those present that all shares of the Corporation were represented thereat as follows: Shareholders and shares: CSI en Saltillo, S. de R.L. de C.V. (TAX PAYER IDENTIFICATION (RFC) No. CSA981113SY5) holder of 1 share, par value $1,069,004,270.00 Mexican Pesos, represented by Ms. Silvia Ema Roldán Gregory.- Grupo CSI de México, S. de R.L. de C.V. (TAX PAYER IDENTIFICATION No. GCM920817AE6) holder of 1 share, par value $1.00 Mexican Peso, represented by Mr. Fermín Reyna Urrutia.- Total par value $1,069,004,271.00 Mexican Pesos, i.e., total capital stock of the Corporation.- Thereafter, the Secretary read the Agenda of the meeting, as follows: Agenda.- 1. Change of corporate name of the Corporation and amendment to By-laws.- 2. Appointment of representatives.- Thereafter the shareholders approved to jointly discuss all items of the Agenda and after a brief discussion, all shareholders present by proxy has, by unanimous vote resolved: RESOLVED.- FIRST: RESOLVED, to change the corporate name of the Corporation to Pactiv Foodservice México and, thus, to amend Second Section of By-laws of the Corporation to be read as amended, as follows: SECOND SECTION. CORPORATE NAME.- The corporate name is Pactiv Foodservice México, to be always followed by the words Sociedad de Responsabilidad Limitada de Capital Variable or its abbreviation by initials, S. de R.L. de C.V. (hereinafter the “Corporation”).- SECOND: RESOLVED, that any and all appointments made by the Corporation under the previous corporate name and in force to-date shall continue full effective.- THIRD: RESOLVED, that any and all powers of attorney and authority conferred upon by the Corporation under the previous corporate name and in force to-date shall continue full effective.- FOURTH: RESOLVED, to authorize each Ms. Helen Dorothy Golding, Juan Carlos Quintana Serur, Silvia Ema Rldán Gregory, Fermín Reyna Urrutia and Héctor Daniel Sánchez Fernández, jointly or severally, as special representatives, to insert and/or register this document in the minutes book of the Corporation, to issue any certified copies of this document as may be necessary, to appear before the notary public of their choice to formalize and protocolize the resolutions adopted at this meeting and record such instrument with the Public Registry of Commerce.- As there is no other business to transact the Agenda was concluded and the meeting adjourned, after a brief break to prepare these minutes which was read, approved and signed by all those present.- (Signature) Silvia Ema Roldrán Gregory (Signature) Fermín Reyna Urrutia”.
EIGHT.- The appearing party states under oath that the text of the above-transcribed minutes is true and complete and that the signatures bearing in such minutes are the signatures of the individuals named thereat and that the Corporation he is herein representing has not made any other amendment to its by-laws.
NINE.- Attached hereto as Exhibit A is a permit number 0935954 (zero nine three five nine six four), file 198509921343 (one nine eight five zero nine nine two one three four three), folio 110921093001 (one one zero nine two one zero nine three zero zero one), issued by the Secretaría de Relaciones Exteriores (Ministry of Foreign Affairs), Dirección General de Asuntos Juridicos (General Bureau of Legal Affairs), on September twenty-sixth, two thousand eleven, by means of which such entity authorized Central de Bolsas, Sociedad de Responsabilidad Limitada de Capital Variable to change its corporate name.

CLAUSES
FIRST.- The minutes of the meeting of shareholders Central de Bolsas, Sociedad de Responsabilidad Limitada de Capital Variable dated September twenty-seven two thousand eleven, is hereby formalized, as transcribed in whereas seven of this instrument.
SECOND.- In view of the foregoing, it is hereby certified that:
a) The change of corporate name of Central de Bolsas, Sociedad de Responsabilidad Limitada de
Capital Variable to PACTIV FOODSERVICE MÉXICO, SOCIEDAD DE RESPONSABILIDAD LIMITADA DE CAPITAL
VARIABLE, and the resulting amendment to second section of the by-laws of the corporation, to be read as follows:
“ARTICLE SECOND.- The corporate name of the corporation is Pactiv Foodservice México, to be always followed by the words Sociedad de Responsabilidad Limitada de Capital Variable, or by the abbreviation thereof “S. de R.L. de C.V.” (hereinafter the “Corporation”).”.
b) That any and all appointments made by the corporation under the previous corporate name and which as of this date are still effective, shall continue in full force and effect.
c) That any and all powers of attorney and authorizations granted by the corporation under the previous corporate name and which as of this date are still effective, shall continue in full force and effect.
I the Commercial Notary Public hereby certify:
A) That the appearing party has stated that his principal has full capacity and sufficient powers, and that the powers vested upon him have not been revoked or limited, by evidencing such capacity by means of the document transcribed in whereas seven of this public document;
B) That I personally know the appearing party, who in my opinion has legal capacity, since I have found no evidence of him lacking of such capacity and there is no indication that he is subject to any incapacity;
C) That the appearing party has stated to be a Mexican citizen, born in Mexico City, Federal District, on January eighteenth, nineteen eighty seven, single, attorney-at-law, having her address at Bosque de Ciruelos one hundred eighty six, colonia Bosques de las Lomas, in this City;
D) That any and all references and transcriptions contained herein are consistent with the original documents, which I had under sight;

E) That I have informed the appearing party on the contents of articles eighteen, third paragraph, forty, forty four and forty five of the Reglamento de la Ley de Inversión Extranjera y del Registro Nacional de Inversiones Extranjeras (Regulations to the Foreign Investment Law and of the National Registry of Foreign Investments);
F) Regarding the provisions of eighth paragraph of article twenty seven of the Federal Fiscal Code, the appearing party has submitted before me tax identification certificates of the shareholders of his principal, and I have verified that the folios referred to in the above mentioned minutes are consistent with the ones set forth in such certificates, by keeping a photocopy thereof to be recorded in the files of this office;
G) That I have read this instrument before the appearing party to whom I have explained the scope and legal effects hereof, and who has signed this instrument jointly with the undersigned, since he is in conformity with the contents hereof on the same date of issuance. I attest.
Silvia Ema Roldán Gregory (Initials)
Gerardo Francisco Saavedra Silva (Initials) (Authorizing Seal)
This is the first original instrument in order of issuance, issued to PACTIV FOODSERVICE MEXICO, SOCIEDAD DE RESPONSABILIDAD LIMITADA DE CAPITAL VARIABLE (formerly Central de Bolsas, Sociedad de Responsabilidad Limitada de Capital Variable). This instrument has nine pages. I attest. Mexico City, Federal District on this day September twenty-eighth, two thousand eleven.

/S/	<Notarial Seal that reads:> <Emblem> THE UNITED MEXICAN STATES. GERARDO FRANCISCO SAAVEDRA SILVA, Esq., COMMERCIAL NOTARY PUBLIC No. 50 IN AND FOR MEXICO CITY, FEDERAL DISTRICT>

GENERAL BUREAU OF LEGAL AFFAIRS BUREAU OF PERMITS GRANTED UNDER PROVISIONS OF ARTICLE 27 OF THE CONSTITUTION CORPORATIONS DEPARTMENT	EXHIBIT A
MINISTRY OF FOREIGN AFFAIRS

PERMIT FILE FOLIO	0935964 198509921343 110921093001
          According to provisions of articles 27, section I of the Federal Constitution of the United Mexican States, 28, section V of the Ley Orgánica de la Administración Pública Federal (Organic Federal Public Administration Law), 16 of the Foreign Investment Law, and 13, 14 and 18 of the Regulations to the Foreign Investment Law and of the National Registry of Foreign Investments, and with reference to the request submitted by Mr. GERARDO FRANCISCO SAAVEDRA SILVA, acting on behalf of CENTRAL DE BOLSAS S DE RL DE CV, based on provisions of articles 33 section IV of the Reglamento Interior de la Secretaría de Relaciones Exteriores (Internal Regulations of the Ministry of Foreign Affairs), in force, and article SIXTH, sub-clauses a) section VII and d) section II of the DECREE published in the Official Gazette of the Federation on April 11, 2008, amending articles sixth and seventh and adding article first bis and eleventh bis, of the Decree vesting the public officers of the Ministry of Foreign Affairs referred to therein with powers, as published in the Official Gazette of the Federation on April 28, 2005, this permit is granted to change the corporate name of CENTRAL DE BOLSAS S DE RL DE CV into the following corporate name:
PACTIV FOODSERVICE MEXICO S DE RL DE CV
          This permit is granted without prejudice to provisions of article 91 of the Ley de la Propiedad Industrial (Industrial Property Law) and shall be null and void if within the next ninety days after the date of issuance hereof, the interested parties fail to appear before a notary public to execute the public instrument containing the amendment to the by-laws of the corporation in question, according to provisions of article 17 of the Regulations to the Foreign Investment Law and of the National Registry of Foreign Investments.
          Likewise, the interested party shall provide notice of the use of the authorized corporate name, by submitting this permit before the Ministry of Foreign Affairs within six months after the issuance hereof, according to provisions of article 18 of the Regulations to the Foreign Investment Law and of the National Registry of Foreign Investments.
Mexico City, Federal District, on this day September 26, 2011
THE ASSISTANT DIRECTOR
/S/ MR. DAVID LOPEZ RODRIGUEZ, ESQ.
<A seal that reads:
<Emblem> THE UNITED MEXICAN STATES. SEPTEMBER 27, 2011
SRE, General Bureau of Legal Affairs

MINISTRY OF THE INTERIOR OF THE STATE OF JALISCO

GOVERNMENT OF THE STATE OF JALISCO EXECUTIVE POWER GENERAL SECRETARY	BUREAU OF PUBLIC REGISTRY OF PROPERTY AND COMMERCE
CERTIFICATE OF REGISTRATION
ELECTRONIC COMMERCIAL FOLIO No.2332 * 1

Internal Control	Priority Date	Priority

64	OCTOBER / 07 / 2011	15756

Registration History:		Tax ID N° / Serial Number:
REGIST. 135-136 BOOK 177, LI APPENDIX 530 DOC. 34

Corporate name
PACTIV FOODSERVICE MEXICO, S. DE R.L. DE C.V. Registration Fees: $1,630.00		Payment Receipt No.: 7969147
Payment of fees for recording made on OCTOBER 7, 2011 at 12:28 Encumbrances as of:

Folio ID	Deed	Description	Date Registered	Registration
2332 1	M2 Extraordinary Meeting 1		10-17-2011	1

Registration Rights
Registration authenticity characters 53b49779alb7110318bc1a1d3117cadbb444ab53
<Seal>
/S/ <ILLEGIBLE> AGUILAR CASSIAN
PER RESOLUTION NO. 03/2008

Reviewed and prepared by:
/S/ EMMA LIZETTE AVALOS SANDOVAL	Commercial folio: 2332
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